Exhibit 99.1
MERCANTILE BANCORP DECLARES REGULAR QUARTERLY CASH DIVIDEND
Quincy Illinois, May 22, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today that its board of directors declared a quarterly cash dividend of 24 cents per share at its meeting held today. The dividend is payable on June 15, 2006 to shareholders of record at the close of business on June 1, 2006. This is the second dividend declared since the board’s previously announced decision to change the company’s dividend policy.
Previously, Mercantile had paid a small quarterly dividend and a larger, special year-end dividend, the amount of which was based on the company’s financial results for the entire year. However, in February 2006, the board determined it was preferable to pay out earnings sooner and on a more consistent schedule. The amount of the dividend declared today reflects that decision.
     Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.
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This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
Questions regarding this information should be directed to Mr. Dugan at (217) 223-7300, or by e-mail at investor.relations@mercbanx.com